                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                CRYOLIFE, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

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Notes:

                    [Logo of CryoLife, Inc. Appears Here]
                         1655 ROBERTS BOULEVARD, N.W.
[LOGO]                      KENNESAW, GEORGIA 30144

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF CRYOLIFE, INC.:

  NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of CRYOLIFE, INC. (the "Company") will be held at the Marietta Country Club, 1400 Marietta Country Club Drive, Kennesaw, Georgia 30144, on May 15, 1997 at 10:00 a.m., Atlanta time, for the following purposes:

    1. To elect five directors to serve until the next annual meeting of shareholders and until their successors are elected and have qualified.

    2. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The proxy statement dated April 10, 1997 is attached.

  Only record holders of the Company's $.01 par value Common Stock at the close of business on March 28, 1997 will be eligible to vote at the meeting.

  Your attendance at the annual meeting is very much desired. However, if there is any chance you may not be able to attend the meeting, please execute, complete, date and return the proxy in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person.

                                          By Order of the Board of Directors:

                                          /s/ Steven G. Anderson
                                          STEVEN G. ANDERSON,
                                          Chairman of the Board and President

Date: April 10, 1997

  A copy of the Annual Report of CryoLife, Inc. for the fiscal year ended December 31, 1996 containing financial statements is enclosed.

                    [Logo of CryoLife, Inc. Appears Here]
                         1655 ROBERTS BOULEVARD, N.W.
[LOGO]                      KENNESAW, GEORGIA 30144

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS

  This statement is furnished for the solicitation by the Board of Directors of proxies for the annual meeting of shareholders of CryoLife, Inc. ("CryoLife," or the "Company") to be held on May 15, 1997, at 10:00 A.M., Atlanta time, at the Marietta Country Club, 1400 Marietta Country Club Drive, Kennesaw, Georgia 30144. The sending in of a signed proxy will not affect the shareholder's right to attend the meeting and vote in person. A signed proxy may be revoked by the sending in of a timely but later dated, signed proxy. Any shareholder giving a proxy may also revoke it at any time before it is exercised by giving oral or written notice to Ronald D. McCall, Secretary of the Company, or Ms. Suzanne Gabbert, Assistant Secretary, at the offices of the Company. Oral notice may be delivered by telephone call to Ms. Gabbert, at the offices of the Company, at (770) 419-3355.

  Holders of record of the Company's $.01 par value Common Stock at the close of business on March 28, 1997, will be eligible to vote at the meeting. The Company's stock transfer books will not be closed. At the close of business on March 28, 1997, the Company had outstanding a total of 9,600,120 shares of $.01 par value common stock (excluding a total of 543,000 shares of treasury stock held by the Company, which are not entitled to vote). Each such share will be entitled to one vote (non-cumulative) at the meeting.

  Other than the matters set forth herein, Management is not aware of any other matters that may come before the meeting. If any other business should properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote the shares represented by the effective proxies and intend to vote them in accordance with their best judgment.

  This proxy statement and the attached proxy were first mailed to security holders on behalf of the Company on or about April 10, 1997. Properly executed proxies, timely returned, will be voted and, where the person solicited specifies by means of a ballot a choice with respect to any matter to be acted upon at the meeting, the shares will be voted as indicated by the shareholder. If the person solicited does not specify a choice with respect to election of directors, the shares will be voted "FOR" Management's nominees for election as directors. In addition to the solicitation of proxies by the use of the mails, directors and officers of the Company may solicit proxies on behalf of Management by telephone, telegram and personal interview. Such persons will receive no additional compensation for their solicitation activities, and will be reimbursed only for their actual expenses in connection therewith. The costs of soliciting proxies will be borne by the Company.

VOTING PROCEDURES AND VOTE REQUIRED

  The Secretary of CryoLife, in consultation with the judges of election, who will be employees of the Company's transfer agent, shall determine the eligibility of persons present at the Annual Meeting to vote and shall determine whether the name signed on each proxy card corresponds to the name of a shareholder of the Company. The Secretary, based on such consultation, shall also determine whether or not a quorum of the shares of the Company (consisting of a majority of the votes entitled to be cast at the Annual Meeting) exists at the Annual Meeting. Both abstentions from voting and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business. If a quorum exists and a vote is taken at the Annual Meeting, the Secretary of the Company, with the assistance of the judges of election, shall tabulate (i) the votes cast for or against each proposal and (ii) the abstentions in respect of each proposal.

  Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Since there are five directorships to be filled, this means that the five individuals receiving the most votes will be elected. Abstentions and broker non-votes will therefore not be relevant to the outcome.

ELECTION OF DIRECTORS

  The proxy holders intend to vote "FOR" election of the nominees named below (who are currently members of the Board) as directors of the Company, unless otherwise specified in the proxy. Directors of the Company elected at the Annual Meeting to be held on May 15, 1997 will hold office until the next Annual Meeting or until their successors are elected and qualified.

  Each of the nominees has consented to serve on the Board of Directors, if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election in his stead of such other person as Management may recommend.

  The individuals listed below as nominees for the Board of Directors were directors of the Company during 1996. The name and age of each nominee, his principal occupation, and the period during which such person has served as a director, together with the number of shares of the Company's Common Stock beneficially owned, directly or indirectly, by such person and the percentage of outstanding shares of the Company's Common Stock such ownership represented at the close of business on March 21, 1997 (according to information received by the Company) is set forth below:

                                                    SHARES OF
                                                  CRYOLIFE STOCK    PERCENT OF
                                                   BENEFICIALLY    OUTSTANDING
                                   SERVICE AS     OWNED AT MARCH    SHARES OF
  NAME OF NOMINEE                   DIRECTOR  AGE  21, 1997(1)    CRYOLIFE STOCK
  ---------------                  ---------- --- --------------  --------------
Steven G. Anderson................ since 1984  58   1,157,980(2)       12.0%
Ronald C. Elkins, M.D.(6)......... since 1994  60      42,200(3)          *
Benjamin H. Gray(4)............... since 1991  46      55,312(5)          *
Rodney G. Lacy(4)(6).............. since 1985  57     388,086(7)        4.0%
Ronald D. McCall, Esq.(4)(6)...... since 1984  60     129,592(8)        1.3%

--------
  * Ownership represents less than 1% of outstanding shares of CryoLife Common Stock.
(1) Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.
(2) Includes 104,510 shares held of record by Ms. Ann B. Anderson, Mr. Anderson's spouse. Also includes options to acquire 18,000 shares of Common Stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.
(3) Includes options to acquire 30,000 shares of Common Stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.
(4) Member of the Audit Committee.
(5) Includes options to acquire 48,000 shares of Common Stock which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.
(6) Member of the Compensation Advisory Committee.

(7) Includes 24,000 shares held of record by Ms. Virginia C. Lacy, Mr. Lacy's spouse. Includes options to acquire 28,000 shares of Common Stock which are presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement. Includes 30,000 shares held as trustee of a pension plan. Includes 110,586 shares held of record by Paine Webber, Inc., as custodian for Mr. Lacy's IRA. Includes 195,500 shares held as trustee of a family trust.
(8) Includes 10,000 shares of Common Stock owned of record by Ms. Marilyn B. McCall, Mr. McCall's spouse. Includes options to acquire 48,000 shares of Common Stock which are presently exercisable or will become exercisable within 60 days after the date of this Proxy Statement.

  Steven G. Anderson, a founder of the Company, has served as the Company's President, Chairman of the Board, and Chief Executive Officer since its inception. Mr. Anderson has more than 30 years of experience in the implantable medical device industry. Prior to joining the Company, Mr. Anderson was Senior Executive Vice President of Intermedics, Inc. ("Intermedics"), a manufacturer and distributor of pacemakers and other medical devices.

  Ronald C. Elkins, M.D. has served as a director of the Company since January 1994. Dr. Elkins is Professor and Vice Head of the Department of Surgery and Chief, Section of Thoracic and Cardiovascular Surgery, University of Oklahoma Health Science Center. He has been a physician at the Health Science Center since 1971, and has held his present position since 1975.

  Benjamin H. Gray has served as a director of the Company since December, 1991. He has been a principal of Massey Burch Capital Corp. ("MBCC") since 1994. From 1987 through 1993, he served as Vice President of Massey Burch Investment Group, Inc. ("MBIG"). His duties at both MBCC and MBIG include evaluating prospective investments and representing these companies' respective interests with respect to certain of their portfolio venture investments. Prior to joining MBIG, Mr. Gray was a Vice President of Chemical Bank of New York.

  Rodney G. Lacy has served as a director of the Company since July, 1985. Since 1974, Mr. Lacy has been a director and executive officer of Precision Devices Corp., an independent sales representative for medical devices, including cardiac pacemakers. Mr. Lacy has also served as President of American Identification Industries, Inc. ("AII") since 1986. Mr. Lacy helped found AII in 1986. AII is a custom printer and personalizer of plastic identification cards.

  Ronald D. McCall has served as a director of the Company and as the Secretary and Treasurer of the Company since January, 1984. From 1985 to the present, Mr. McCall has been the proprietor of the law firm of Ronald D. McCall, P.A., Attorney at Law, Tampa, Florida. Mr. McCall was admitted to the practice of law in Florida in 1961.

                   INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

  Meetings of the Board of Directors. During 1996, there were six meetings of the Board of Directors.

  DIRECTOR COMPENSATION--All of the members of the Board of Directors of the Company are paid $500 for each Board meeting attended. In addition, directors are reimbursed for expenses incurred in connection with their services as a director. In 1995, the Company adopted the CryoLife, Inc. Non-Employee Directors Stock Option Plan. Pursuant to this Plan, options to purchase 4,000 shares of Common Stock were granted to each of Messrs. Elkins, Gray, Lacy and McCall immediately following the 1996 Annual Meeting of Shareholders. The Plan provides that an annual grant will be made each year immediately following the Company's Annual Meeting of Shareholders of an option to purchase 4,000 shares of Common Stock to each individual elected, reelected or continuing as a non-employee director of the Company; provided, however, that if such director is an individual who has not previously served on the Board of Directors of the Company, such individual shall receive instead an option to purchase 25,000 shares of Common Stock. In 1996, the non-employee directors were each also granted a special option to purchase 24,000 shares of Common Stock. All options granted pursuant to the Plan were granted at a purchase price equal to the last closing price of the Company's Common Stock on The Nasdaq Stock Market immediately prior to the grant of the option and vest in two equal annual installments of 50% each on the first and second anniversaries of the option award date. All options granted pursuant to the special grant were granted at a purchase price equal to the last closing price of the Company's Common Stock on The Nasdaq Stock Market on the date of grant and vest in four equal annual installments of 25% each on the first, second third and fourth anniversaries of the option award date. No option granted pursuant to the Plan or the special grant may be exercised later than five years following the date of grant thereof. In addition to the foregoing, Dr. Elkins received $3,020 in consulting fees from the Company in 1996.

  AUDIT COMMITTEE--The Company's Audit Committee consists of three non-employee directors: Mr. McCall, Mr. Gray and Mr. Lacy. The Audit Committee met two times in 1996. The Audit Committee reviews the general scope of the Company's annual audit and the nature of services to be performed for the Company in connection therewith, acting as liaison between the Board of Directors and the independent auditors. The Audit Committee also formulates and reviews various company policies, including those relating to accounting practices and internal control systems of the Company. In addition, the Audit Committee is responsible for reviewing and monitoring the performance by the Company's independent auditors and for recommending the engagement or discharge of the Company's independent auditors.

  COMPENSATION ADVISORY COMMITTEE--The Company has a Compensation Advisory Committee currently consisting of three non-employee directors: Mr. McCall, Mr. Lacy and Dr. Elkins. The Compensation Advisory Committee met four times in 1996. The Compensation Advisory Committee is responsible for reviewing and making recommendations to the Board regarding the annual compensation for all officers, including the salary and the compensation package of executive officers. A portion of the compensation package includes a bonus award. The Compensation Advisory Committee also administers the Company's benefit plans.

  NOMINATING COMMITTEE--CryoLife does not have a standing nominating committee of the Board of Directors.

  During 1996, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other Company filings, including this proxy statement, in whole or in part, the following Report and Performance Graph shall not be incorporated by reference into any such filings.

               REPORT OF THE COMPENSATION ADVISORY COMMITTEE ON
                            EXECUTIVE COMPENSATION

OVERVIEW

  The Compensation Advisory Committee (the "Committee") of the Board of Directors of CryoLife, Inc. is composed of non-employee directors and approves the compensation of the Company's executive officers at least annually. The Committee believes the actions of top executives of the Company have a profound impact on the short-term and long-term profitability of the Company. Therefore, the Committee gives significant attention to the design of the Company's compensation package.

  The Company's compensation package consists of three parts and is relatively simple in design. The three primary parts are a base salary, a cash bonus, and stock-based incentive compensation. No significant perquisites are provided to executive officers.

BASE SALARY

  The Committee believes it is important for executive officers and other employees of the Company to receive acceptable salaries so that the Company can recruit and retain the talent it needs. For several years, the Committee has obtained a salary survey report. This survey, which is entitled "the Radford Salary Survey for U.S. Biotech Companies," contains information regarding salaries paid to various biotech executives in the United States. The Committee reviews this salary survey primarily for information regarding salaries, as opposed to bonus and stock incentive information. In setting salaries, the Committee takes into consideration the individual employee's performance, length of service to the Company, and the information provided by the Radford Survey. The Committee seeks to set compensation at levels which are reasonable under the circumstances and near the midrange for U.S. biotech companies. For 1996, salaries for executive officers were raised by 10%, on the average, as compared to 1995. The range of increases was from 0% to 19%. The base salary for each executive officer is set on a subjective basis, bearing in mind an overall impression of that executive's relative skills, experience and contribution to the Company. The Committee does not attempt to address the relative weight assigned to the various factors, which are evaluated on a subjective overall basis by each individual member of the Committee. Salaries of all executive officers are reviewed annually by the Committee. The base salary for the new executive officer employed in 1996, to wit: James C. Vander Wyk, Vice President of Regulatory Affairs and Quality Assurance, was established utilizing a procedure agreed upon by the Committee. In accordance with this procedure, the Committee consults with Mr. Anderson, the President and Chief Executive Officer of the Company, and an appropriate range of base salary, bonus, and stock options is subjectively considered, based upon the range of compensation received by the other executive officers and the requirements of the particular positions to be filled. The Chief Executive Officer negotiates with the candidate for employment, subject to acceptance and ratification by the Committee, and this negotiated base salary is reflected in the candidate's employment agreement.

CASH BONUSES

  Cash bonuses are the next component of executive officer compensation. In determining the amount to be paid as bonuses to executive officers, the Compensation Advisory Committee considers the performance of the Company in reaching goals for increased revenues and pre-tax profit as well as the performance of each executive officer. For 1996 the Compensation Advisory Committee based its decision that bonuses should be awarded to the Company's executive officers upon its subjective determination that the Company's 1996 increases in total revenues and pre-tax profits justified the granting thereof. The amount of the bonus paid to individual executive officers was determined based upon the Committee's subjective analysis of the performance of each such officer. 1996 executive officer bonuses were paid in 1997.

STOCK-BASED INCENTIVES

  Stock-based incentives have been a supplemental component of compensation for the Company's executive officers, and certain other employees, since the formation of the Company. The Company adopted formal incentive stock option plans in 1984, 1989 and 1993. The Company has also made grants of non-qualified options under an informal stock option program, and in 1992, made grants of non-qualified options to directors who were ineligible to receive stock options under the 1989 option plan. The Committee also approves grants of stock options under the Company's option plans.

  Historically, grants made by the Company have generally vested at a rate of 20% per year and have had a term of five and one-half years. These options also usually expire upon termination of employment, except in the event of disability or death, in which case the term of the option may continue for some time thereafter.

  The Committee believes that the Company's stock option program has been effective in focusing attention on shareholder value since the gain to be realized by executive officers upon exercise of options will change as the stock price changes. The Committee also believes that the long-term nature of the options encourages the Company's executive officers to remain with the Company. Finally, the Committee has found it appropriate to grant options to newly employed executive officers in order to encourage such officers to identify promptly with the Company's goal of increased shareholder value. For example, upon the employment in 1996 of James C. Vander Wyk, Vice President of Regulatory Affairs and Quality Assurance, he was granted a stock option for 30,000 shares of Common Stock. The number of shares to be granted was established utilizing the procedure described above at "-Base Salary." The Committee subjectively determined the number of shares to be granted based on its analysis of the number which would provide an adequate incentive to the new executive officer to accept a position with the Company.

  In general, following initial employment, the granting of stock-based incentives is considered by the Committee to be justified when the Company's revenues and earnings, coupled with the individual executive's performance, warrant supplemental compensation in addition to the salary and bonus paid with respect to a given year. Each of these factors is weighed subjectively by Committee members in determining whether or not a stock-based incentive should be granted, and such incentives are not granted routinely. The Committee thinks it unlikely that any participants in the Company's stock plans will, in the foreseeable future, receive in excess of $1 Million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, unless certain performance-related compensation exemptions are met) during any fiscal year, and has therefore determined that the Company will not take any affirmative action at this time to meet the requirements of such exemptions.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The Committee fixed the 1996 salary of Mr. Steven G. Anderson, Chief Executive officer of the Company, at $300,000. Mr. Anderson was awarded a cash bonus of $100,000 for his performance in 1996. This bonus reflected an increase of $25,000 over the 1995 bonus. This exhibits the philosophy of the Committee as set forth at "--Base Salary" and "--Cash Bonuses" above. In May 1996, Mr. Anderson was granted a stock option for 40,000 shares of common stock, thereby providing him with the same option shares granted to the other directors of the Company pursuant to the Non-Employee Director's Stock Option Plan, adopted at the Annual Shareholder's Meeting in 1995, and pursuant to a special option granted to the other directors in May 1996. The Committee believes the compensation of Mr. Anderson, a founder of the Company, reflects the Committee's subjective opinion that Mr. Anderson has provided superlative leadership and fulfilled the functions of an executive officer of the Company at the highest level.

CONCLUSION

  The Committee believes that its mix of a cash salary and bonuses and a long-term stock incentive compensation program represents a balance that has motivated and will continue to motivate the Company's management team to produce the best results possible given overall economic conditions and the difficulty of predicting the Company's performance in the short term.

                                          COMPENSATION ADVISORY
                                            COMMITTEE:

                                          RONALD D. McCALL, CHAIRMAN
                                          RODNEY G. LACY
                                          RONALD C. ELKINS, M.D.

                               PERFORMANCE GRAPH

  Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company's Common Stock, on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. Companies) and a "peer group" selected by Management of the Company. The peer group selected for inclusion in this proxy statement includes Advanced Tissue Sciences ("ATS"), Osteotech, Inc. ("Osteotech") and LifeCell. Each of these companies has securities traded on the Nasdaq Stock Market. ATS and Osteotech were selected because they had been utilized as a basis for comparison with the Company in reports by analysts for each of the two co-managers of the Company's initial public offering. Management selected LifeCell to be included in the peer group based on the fact that LifeCell, a developer of tissue engineered products, is also a biomedical company. The returns for the peer group were weighted according to each issuer's market capitalization. The Performance Graph shows total return on investment for the period beginning February 11, 1993 (the date of the Company's initial Public Offering) and ending December 31, 1996.


                         [GRAPH APPEARS HERE]

                VALUE OF $100 INVESTED ON FEBRUARY 11, 1993 AT;


                        02/11/93         12/31/93        12/31/94        12/31/95       12/31/96
                        ------------     -----------     -----------     -----------    ----------
CRYOLIFE                $ 100.00         $ 52.08         $  54.17        $ 129.17       $ 208.33
PEER GROUP              $ 100.00         $ 76.78         $  67.61        $  86.26       $  83.11
NASDAQ MARKET           $ 100.00         $118.70         $ 124.63        $ 161.66       $ 200.88


                Total return assumes reinvestment of dividends.

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid or accrued by the Company to the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company in 1996 (the "Named
Executives"). The information presented is for the years ended December 31, 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE


                                                   LONG-TERM
                                                  COMPENSATION
                                     ANNUAL       ------------
                                  COMPENSATION     SECURITIES
                                -----------------  UNDERLYING   ALL OTHER
     NAME AND              YEAR  SALARY   BONUS   OPTIONS/SARS COMPENSATION
PRINCIPAL POSITION         (1)  ($) (2)  ($) (3)    (#) (4)      ($) (5)
------------------         ---- -------- -------- ------------ ------------
Steven G. Anderson         1996 $300,000 $100,000    40,000      $28,125
Chairman of the Board      1995  250,444   75,000    40,000       22,533
of Directors,              1994  213,444   50,000   100,000       19,654
President and Chief
Executive Officer

Robert T. McNally, Ph.D.   1996  160,000   40,000         0       14,250
Senior Vice President,     1995  152,296   40,000    30,000       12,917
Clinical Research          1994  139,062   35,000         0       11,860

Albert E. Heacox, Ph.D.    1996  132,000   40,000         0        7,190
Vice President,            1995  126,227   25,000    30,000        6,680
Laboratory Operations      1994  123,000   20,000         0        6,223

Edwin B. Cordell, Jr.(6)   1996  112,000   30,000         0        4,668
Vice President and         1995  100,000   20,000         0        1,250
Chief Financial Officer    1994   15,257        0    30,000            0

Gerald B. Seery(7)         1996  105,000   25,000         0        2,615
Vice President, Marketing  1995   87,392    8,000    30,000        2,180
                           1994   76,384        0     5,000          966

--------
(1) The periods presented are the calendar years ended December 31, 1996, 1995 and 1994.
(2) Includes base salary earned by the Named Executives for the periods presented or, for executives hired during the periods presented, from the date of hire to the end of the applicable period. Also includes compensation deferred under the Company's 401(k) plan, and amounts such officers elected to apply to the Company's supplemental life insurance program. Amounts for perquisites and other personal benefits extended to the Named Executives are less than 10% of the total of annual salary and bonus of such Named Executive.
(3) Includes bonuses earned by the Named Executives for the periods presented or, for executives hired during the periods, for the period from the date of hire to the end of the applicable year (see 2 above).
(4) During the periods presented, the only form of long-term compensation utilized by the Company has been grant of stock options. The Company has not awarded restricted stock or stock appreciation rights, or made any long-term incentive payouts. Accordingly, the columns for "Restricted Stock Award(s)" and "Long Term Incentive Payouts" have been omitted.

(5) Since the inception of the Company's 401(k) plan, the Company has been matching contributions to the plan subject to certain limitations and vesting requirements. In 1992, the Company adopted its supplemental life insurance program for certain executive officers. The following table sets forth, for each of the Named Executives, the amount of the Company's contributions to the 401(k) plan and the supplemental life insurance program:
(6) Mr. Cordell joined the Company in November 1994.
(7) Mr. Seery was promoted to the position of Vice President of Marketing in August 1995.

                                 1996                              1995                              1994
                   --------------------------------- --------------------------------- ---------------------------------
                                        SUPPLEMENTAL                      SUPPLEMENTAL                      SUPPLEMENTAL
                                            LIFE                              LIFE                              LIFE
                              401(K)     INSURANCE              401(K)     INSURANCE              401(K)     INSURANCE
                    TOTAL  CONTRIBUTION   PROGRAM     TOTAL  CONTRIBUTION   PROGRAM     TOTAL  CONTRIBUTION   PROGRAM
                   ------- ------------ ------------ ------- ------------ ------------ ------- ------------ ------------
Steven G.
 Anderson........  $28,125    $4,750      $23,375    $22,533    $4,620      $17,913    $19,654    $4,891      $14,763
Robert T.
 McNally, Ph.D...   14,250     4,000       10,250     12,917     3,490        9,427     11,860     3,558        8,302
Albert E. Heacox,
 Ph.D............    7,190     3,300        3,890      6,680     3,156        3,524      6,223     2,997        3,226
Edwin B. Cordell,
 Jr..............    4,668     4,668          --       1,250     1,250            0          0         0            0
Gerald B. Seery..    2,615     2,615          --       2,180     2,180            0        966       966            0

  Grant of Options. During 1996, an option was granted to Steven G. Anderson in recognition of his performance. No options were granted to any of the other Named Executives during 1996. No stock appreciation rights (SARs) have been granted by the Company. The following table sets forth information regarding the grant of options in 1996.

                 OPTION/SAR GRANTS IN LAST FISCAL YEAR (1996)

                                                                            POTENTIAL
                                                                       REALIZABLE VALUE AT
                                                                         ASSUMED ANNUAL
                          NUMBER OF    % OF TOTAL                           RATES OF
                          SECURITIES  OPTIONS/SARS                      APPRECIATION FOR
                          UNDERLYING   GRANTED TO  EXERCISE                OPTION TERM
                         OPTIONS/SARS EMPLOYEES IN  PRICE   EXPIRATION -------------------
          NAME           GRANTED (#)  FISCAL YEAR   ($/SH)   DATE (1)   5%($)     10%($)
          ----           ------------ ------------ -------- ---------- -------- ----------
Steven G. Anderson......    40,000        53%      $18.425  5/16/2001  $463,495 $1,911,588

--------
(1) Options are subject to earlier termination in the event of death, disability, retirement, or termination of employment.

  Options Exercised. The following table sets forth information regarding the exercise of options in 1996 and the number of options held by the Named Executives as listed in the Summary Compensation Table, including the value of unexercised in-the-money options as of December 31, 1996. The closing price of the Company's Common Stock on December 31, 1996 used to calculate such values was $12.50 per share.

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (1996) AND FISCAL YEAR-END OPTION/SAR VALUES (AS OF DECEMBER 31, 1996)

                                                                                 VALUE OF
                                                 NUMBER OF SECURITIES           UNEXERCISED
                                                UNDERLYING UNEXERCISED         IN-THE-MONEY
                            SHARES                   OPTIONS/SARS              OPTIONS/SARS
                          ACQUIRED ON  VALUE        AT YEAR END (#)           AT YEAR END ($)
                           EXERCISE   REALIZED ------------------------- -------------------------
                              (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                          ----------- -------- ----------- ------------- ----------- -------------
Steven G. Anderson......    51,000    $444,140        0       132,000      $     0     $554,320
Robert T. McNally,
 Ph.D...................         0           0    6,000        24,000       30,000      120,000
Albert E. Heacox, Ph.D..         0           0    6,000        24,000       30,000      120,000
Edwin B. Cordell, Jr....     6,000      54,000    6,000        18,000       54,000      162,000
Gerald B. Seery.........         0           0    8,000        27,000       45,548      139,692

  Option Repricing. The Company did not reprice any stock options in 1994 or 1995 or 1996 and, to date, has not issued any stock appreciation rights.

  Long-Term Incentive Plans. The Company has no long-term incentive plans. Management believes the Company's stock option programs provide long-term incentives.

  Employment Agreements. The Company has entered into employment agreements with each of the Named Executives. Except for Mr. Anderson's agreement and other than with respect to specific terms, such as duties of employment and compensation, these employment agreements are substantially identical and provide that employment may be terminated by either party with or without cause upon 30 days' written notice to the other. The agreements automatically terminate upon death. Each employee is required to devote his full and exclusive time and attention to his employment duties, and the Company reserves the right to change the nature and scope of those duties. The agreement conditions employment and continued employment upon the employee's signing the Company's standard Secrecy and Noncompete Agreement.

  A new employment contract with Mr. Anderson was negotiated in 1995 for a term of five years. The Compensation Advisory Committee approved the inclusion of a provision in the agreement pursuant to which Ms. Ann B. Anderson, the spouse of Mr. Anderson, would be provided with health care coverage throughout her life. The agreement provides that either party may terminate the employment by giving 180 days' written notice to the other. The termination may be with or without cause. In the event the Company terminates employment without cause, Mr. Anderson will be entitled to be paid for the remainder of his term or for two years, whichever is greater. If the termination is with cause, after the 180 days' notice period no additional compensation is due.

  Compensation Advisory Committee Interlocks and Insider Participation. The following three directors serve on the Compensation Advisory Committee of the Company's Board of Directors: Mr. McCall, Mr. Lacy and Dr. Elkins. Mr. McCall has been Secretary and Treasurer of the Company since 1984. The Company has engaged Ronald McCall, P.A., a law firm of which Mr. McCall is the sole shareholder, to perform legal services on an ongoing basis. For the year ended December 31, 1996, the Company paid Ronald McCall, P.A. approximately $40,208 for such legal services (including expense reimbursements). Management believes that these services were provided on terms no less favorable to the Company than terms available from unrelated parties for comparable services.

SECTION 16(a) BENEFCIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of copies of forms received by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, or written representations from certain reporting persons, the Company believes that with respect to 1996, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that (i) Mr. Anderson filed one late report on Form 4 disclosing one late transaction; (ii) Mr. Gray filed one late report on Form 4 disclosing one late transaction; (iii) Mr. Heacox filed one late report on Form 4 disclosing one late transaction; (iv) Mr. Cordell filed one late report on Form 4 disclosing one late transaction; and (v) Mr. Lacy filed one late report on Form 5 disclosing two late transactions and correcting an error regarding his indirect holdings

      OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND CERTAIN EXECUTIVE OFFICERS

  The name and address of each person or entity who owned beneficially 5% or more of the outstanding shares of Common Stock of CryoLife on March 21, 1997, together with the number of shares owned and the percentage of outstanding shares that ownership represents is set forth in the following table. The table also shows information concerning beneficial ownership by each of the Named Executives (See "Executive Compensation") and by all directors and executive officers as a group. The number of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting powers (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

                                                                 PERCENTAGE OF
                                               NUMBER OF SHARES   OUTSTANDING
                                              OF CRYOLIFE STOCK    SHARES OF
      BENEFICIAL OWNER                        BENEFICIALLY OWNED CRYOLIFE STOCK
      ----------------                        ------------------ --------------
Steven G. Anderson                                1,157,980(1)        12.0%
 c/o CryoLife, Inc.
 1655 Roberts Boulevard, N.W.
 Kennesaw, Georgia 30144
Robert T. McNally, Ph.D......................       206,000(2)         2.1%
Albert E. Heacox, Ph.D.......................        72,000(3)           *
Edwin B. Cordell, Jr.........................        13,000(4)           *
Gerald B. Seery..............................         9,199(5)           *
All current Directors and Executive Officers
 as a group (11) persons)....................     2,085,648(6)        21.3%

--------
  * Ownership represents less than 1% of outstanding CryoLife Common Stock.
(1) Includes 104,510 shares held of record by Ms. Ann B. Anderson, Mr. Anderson's spouse. Also includes 18,000 shares subject to options which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement.
(2) Includes 25,000 shares held of record by Ms. Gertrude McNally, Dr. McNally's spouse. Includes 6,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days.
(3) Includes 6,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days.
(4) Includes 1,000 shares in a trading account as to which Mr. Cordell has signature authority and 6,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days.
(5) Includes 8,000 shares subject to options which are either presently exercisable or will become exercisable within 60 days.
(6) See "Election of Directors" for information as to beneficial ownership of certain shares attributed to directors. Includes 210,000 shares subject to options which are presently exercisable or will become exercisable within 60 days after the date of this proxy statement. Includes 1,000 shares held by the parents of an executive officer for which such executive officer has shared voting control. Includes 180 shares held as trustee by an executive officer. Includes 25,000 shares held of record by the spouse of an executive officer.

INDEPENDENT PUBLIC ACCOUNTANTS

  The accounting firm of Ernst & Young LLP was chosen to replace KPMG Peat Marwick LLP as the independent certified public accountants of the Company in 1996. Approval or selection of the independent certified public accountants of the Company is not submitted to the annual meeting of shareholders. The Board of Directors of the Company has historically selected the independent certified public accountants of the Company, with the advice of the Audit Committee, and the Board believes that it would be to the detriment of the Company and its shareholders for there to be any impediment (such as selection or ratification by the shareholders) to its exercising its judgment to remove the Company's independent certified public accountants if, in its opinion, such removal is in the best interest of the Company and its shareholders.

  It is anticipated that a representative from the accounting firm of Ernst & Young LLP will be present at the annual meeting of shareholders to answer questions and make a statement if the representative desires to do so.

SHAREHOLDER PROPOSALS

  Appropriate proposals of shareholders intended to be presented at the Company's 1998 annual meeting of shareholders must be received by the Company by December 11, 1997 for inclusion in its proxy statement and form of proxy relating to that meeting. If the date of the next annual meeting is advanced or delayed by more than 30 calendar days from the date of the annual meeting to which this proxy statement relates, the Company shall, in a timely manner, inform its shareholders of the change, and the date by which proposals of shareholders must be received.

  UPON THE WRITTEN REQUEST OF ANY RECORD OR BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY WHOSE PROXY WAS SOLICITED IN CONNECTION WITH THE 1997 ANNUAL MEETING OF SHAREHOLDERS, THE COMPANY WILL FURNISH SUCH OWNER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K WITHOUT EXHIBITS FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1996. REQUEST FOR A COPY OF SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO SUZANNE GABBERT, ASSISTANT SECRETARY, CRYOLIFE, INC., 1655 ROBERTS BOULEVARD, N.W., KENNESAW, GEORGIA 30144.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED.

                                          By Order of the Board of Directors

                                          /s/ Steven G. Anderson
                                          STEVEN G. ANDERSON, Chairman
                                          of the Board, President and Chief
                                          Executive Officer

Dated: April 10, 1997

                                                               Please mark   [X]
                                                               your vote as
                                                               indicated in
                                                               this example

1. ELECTION OF DIRECTORS.   NOMINEES: Steven G. Anderson, Ronald C.
                                      Elkins, M.D., Benjamin H. Gray, Rodney G.
                                      Lacy, Ronald D. McCall, Esq.

FOR election of the      REFRAIN FROM         (INSTRUCTION: To withhold
individuals set forth    VOTING FOR           authority to vote for any
opposite as directors    election of the      individual nominee(s), write that
(except as marked to     individuals set      person's name on the space
the contrary)            forth as directors   provided below.)

      [_]                    [_]              ---------------------------------

2. Upon such other matters as may
   properly come before the meeting.
                                              THE PROXIES SHALL VOTE AS
                                              SPECIFIED ABOVE, OR IF A CHOICE IS
                                              NOT SPECIFIED, THEY SHALL VOTE
                                              "FOR" THE ELECTION OF THE ABOVE-
                                              NAMED PERSONS AS DIRECTORS.

                                              Dated:                      , 1997
                                                    ----------------------

                                              ---------------------------------

                                              ---------------------------------
                                                         (Signature)

                                              (Shareholders should sign exactly
                                              as name appears on stock. Where
                                              there is more than one owner each
                                              should sign. Executors,
                                              Administrators, Trustees and
                                              others signing in a representative
                                              capacity should so indicate.)

                                              Please enter your Social Security
                                              Number or Federal Employer
                                              Identification Number here:

                                              ---------------------------------

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                             FOLD AND DETACH HERE


                                Annual Meeting
                                      of
                                 Shareholders
                                      of

                                CRYOLIFE, INC.

                                 May 15, 1997
                                      at
                             Marietta Country Club
                       1400 Marietta Country Club Drive
                               Kennesaw, Georgia
                                  10:00 A.M.

                                CRYOLIFE, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 FOR USE AT THE ANNUAL MEETING ON MAY 15, 1997

     The undersigned shareholder hereby appoints STEVEN G. ANDERSON and RONALD
D. McCALL, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the annual meeting of shareholders of CRYOLIFE, INC. (the "Company") to be held on May 15, 1997, and any adjournments thereof.

     The undersigned acknowledges receipt of Notice of the Annual Meeting and Proxy Statement, each dated April 10, 1997, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated on the reverse hereof.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                        (CONTINUED ON THE REVERSE SIDE)

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE